EXHIBIT 10.6

PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT is made and entered into effective as of 31st day of December, 2010 (the “Effective Date”) by and between Crosby Special Situations Fund, a merchant banking entity having an office and place of business at 18/F, Fairmont House, 8 Cotton Tree Drive, Central, Hong Kong (“Consultant") and Evergreen Energy Inc. having an office and place of business at 1225 Seventeenth Street, Suite 1300, Denver, Colorado, 80202 ("Company"); Company and Consultant being hereinafter sometimes referred to collectively as the "Parties".

RECITALS

Company desires to obtain the services of Consultant on the terms and subject to the conditions set forth herein.  Consultant has reviewed this Agreement and discussed the services to be performed hereunder and has represented to Company that Consultant is qualified and willing to perform said services in accordance with the provisions of this Agreement (which term shall mean this Professional Services Agreement and all Exhibits hereto).

THEREFORE, in consideration of the premises and of the obligations to be performed and covenants to be kept by the Parties, the Parties agree as follows:

ARTICLE I
SCOPE OF WORK

1.1           The Work.  During the term of this Agreement Consultant shall perform the services set forth on Exhibit A attached hereto.  Such services, as they may be amended from time to time by written agreement of the Parties, are hereinafter sometimes referred to herein as the "Work".

1.2           Compliance with Laws.  Consultant shall perform the Work in a professional and competent manner, in accordance with the terms of this Agreement and all applicable laws, rules, orders and regulations of any governmental or quasi-governmental agency having jurisdiction over the Work or the Parties.

1.3           Assigned Consultant.  As provided in Exhibit A, the Consultant shall assign Ilyas Khan as the lead individual to perform the Work.  During the term of this Agreement, Mr. Khan shall serve as Chairman and director of the Company, subject to election by the Company’s shareholders.

ARTICLE II
SCHEDULE OF WORK

2.1           Commencement of Work.  The Work shall be commenced by Consultant on the Effective Date defined below.

2.2           Unforeseeable Delays.  Whenever the time for performance of any act hereunder is limited, prevented or delayed by any unforeseeable factor or circumstances beyond the reasonable control of the party obliged to perform and which said party could not have avoided by the use of reasonable diligence, such as acts of God, fires, floods, strikes, shortage of materials and supplies, labor interruptions in delivery or transportation, inclement weather, insurrections, or mob violence, embargoes, war or other disabling causes, the time for the performance of any or such act or obligation shall be extended for the period equal to the extent of such delay.

ARTICLE III
COMPENSATION AND MANNER OF PAYMENT

3.1           Compensation.  Consultant shall be compensated for the Work as set forth on Exhibit B attached hereto.

3.2           Payment Schedule.  Consultant, within thirty (30) days following the end of each calendar month, shall submit a statement of services rendered and reimbursable expenditures incurred for Work done in that calendar month.

3.3           Payment by Company.  Subject to Section 3.6 below, Company shall pay Consultant and reimburse Consultant for reimbursable expenditures within ten (10) days following receipt and approval of Consultant's statement.

3.4           Expense Allowance.  During the term of this Agreement, the Consultant shall have an annual expense allowance of £150,000 to provide for reimbursement of the reasonable costs of travel, subsistence, lodging and out-of-pocket expenses (such as, but not limited to, long distance telephone calls, photocopying, office costs, the hiring of an assistant if required  and the like), which expenses shall be reimbursable by the Company upon the submission by the Consultant of reimbursement requests in the form required by the Company.

ARTICLE IV
COMPANY REPRESENTATIVE

4.1           Company's Representative for the purposes of this Agreement shall be the Executive Committee of the Company’s Board of Directors. Company shall have the right to designate a new Representative by notice to Consultant.  The Company Representative shall have the power to approve or deny reimbursable expenditures in excess of the annual allowance, and by mutual consent of the Parties to modify reporting requirements, scheduling or other details of the Work.  Such modifications may be made orally or in writing.  If made in writing, the writing shall be delivered in accordance with Article X.  If made orally a follow-up writing delivered in accordance with Article X shall be delivered to Consultant within three (3) working days thereafter.  The Representative shall not have the power to otherwise amend or modify any provision of this Agreement.

ARTICLE V
REPORTS, CONFIDENTIAL INFORMATION AND
INTELLECTUAL PROPERTY

5.1           The Confidentiality Agreement in Exhibit C, which is incorporated herein by reference, represents the governing agreement related to non-disclosure and confidentiality.

5.2           All computer programs, software source code, technical specification, technical architecture, software testing plans and data sets, process flows, training and user guides, drawings, designs, maps, plans, know how, patents, inventions, data, reports and other physical and intellectual property prepared by Consultant under this Agreement shall be the sole property of Company except to the extent that such items consist of information available to the general public.  All property that is the sole property of Company hereunder shall be delivered to Company by Consultant upon completion of the Work, and shall not be reprinted, distributed, published, or disclosed to third parties by Consultant without the prior written consent of Company.  Unpublished information (graphic or verbal) concerning Company or the Work which is furnished or disclosed to Consultant by Company or developed by Consultant through performance of the Work shall not be disclosed to third parties by Consultant without the prior written consent of Company.  This Article shall survive termination of this Agreement.

5.3           All computer files generated and delivered to Company shall be in the native format (e.g. Microsoft Word, AutoCAD, Java, etc.).  If the native format is not available, a substitute format acceptable to Company, e.g. XML shall be used and shall include source code, configuration files(s), build file(s), and all needed support files to configure, build and execute software code.

ARTICLE VI
ASSIGNMENT

6.1           Consultant shall not assign all or any part of its respective right or duties hereunder (including, without limitation, the right to receive payments) without the prior written consent of Company, provided Mr. Khan may use other employees of the Consultant to assist in the performance of the work, the use of which shall not be separately compensated.  Consultant shall not subcontract or use agents to conduct the Work hereunder without the prior written consent of Company.  Any attempt to assign or subcontract this Agreement without the consent of Company shall be ineffective and shall constitute a breach of this Agreement.

ARTICLE VII
INDEPENDENT CONTRACTOR RELATIONSHIP,
INDEMNIFICATION AND AUTHORITY

7.1           Independent Contractor.  The Work shall be performed by Consultant as an independent contractor.  Consultant shall not constitute or be deemed to be an employee, servant, agent or representative of Company for any purpose whatsoever unless and except as specifically so provided in this Agreement.  All employees, agents and permitted subcontractors of Consultant shall be under the direct charge of Consultant and shall also be independent contractors as regards their relationship with Company.

7.2           Indemnification.  Consultant assumes full risk and responsibility for all activities undertaken pursuant to this Agreement and agrees to indemnify and hold Company, its officers, directors, employees and affiliated companies harmless from any loss, injury, damage, liability or claim of any third party of any kind or character arising out of Consultant's negligent performance of its services hereunder.  This provision shall survive termination of this Agreement.

7.3           Authority.  Consultant does not have, and shall not hold himself out to any third party as having any general authority to represent or make binding agreements on behalf of Company.  All potential business transactions shall be subject to Company’s own acceptance, rejection or other action in Company’s sole discretion.

ARTICLE VIII
INSURANCE

8.1.           Insurance.  Consultant shall be responsible for maintaining insurance coverage as would be expected in a normal business environment for a Consultant performing similar services, including, but not limited to Automobile Liability Insurance.

ARTICLE IX
TERM AND TERMINATION

9.1           Termination.  This Agreement shall terminate on the first of the following events to occur:

9.1.1	Agreement by the Parties.

9.1.2	Completion of the Work and payment by Company of Consultant's final statement.

9.1.3	The 30th day after Notice of Termination given by Company to Consultant; provided however, that no Notice of Termination shall be given for at least one (1) year from the Effective Date.

9.1.4
Upon breach of any of the terms of this Agreement or any Exhibit hereto, which breach has not been cured by the breaching party within 30 days’ written notice to the breaching party by the non-breaching party.

9.2           Obligations Upon Termination.  Subject to the provisions of Exhibit B, in the event of termination in accordance with this Article IX, Company shall pay Consultant through the last day worked or as otherwise agreed, and thereafter neither Company nor Consultant shall have any further obligation to the other, except as otherwise provided herein.  However, in the case of termination by Company on the basis of Consultant's breach of this Agreement, Company's obligation upon termination shall be solely to pay Consultant for Work done prior to the date of termination which in the sole opinion of Company was satisfactory and in accordance with the terms of this Agreement.  Company shall also have such remedies for breach as may be provided by law or equity.

ARTICLE X
NOTICE

10.1           All formal notices ("Notices") shall be addressed as set forth in the first paragraph.  All Notices shall be given by (1) personal delivery or by electronic communication with a confirmation copy sent by mail, return receipt requested or (2) by registered or certified mail, return receipt requested.  All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the next business day following transmittal, and (iii) if solely by mail on the date of actual receipt.  Company or Consultant may change its address for notice from time to time by so notifying the other in accordance with this Article.

ARTICLE XI
ACCESS

11.1           Access to Property.  The Company agrees to permit Consultant, its employees or agents, reasonable access to the Company's property for the purpose of performing work assigned by the Company's authorized representative.

11.2           Access to Information.  The Company further agrees to permit Consultant, its employees or agents, reasonable access to necessary information, strictly at the sole discretion and judgment of the Company's authorized representative.

ARTICLE XII
INSPECTION

12.1           Inspection of Work.  Consultant shall permit the authorized representative of the Company to inspect the assignment(s), or any part thereof, as the same progresses and to perform the work in strict compliance with this Agreement and pursuant to designations submitted to Consultant by the Company.

12.2           Record Keeping.  Consultant shall maintain accurate and complete records in connection with the performance of the assignment(s) hereunder in dated order by occurrence, which the Company may utilize in any reasonable manner.

ARTICLE XIII
SOLE AGREEMENT AND MODIFICATION

13.1           This Agreement contains and sets forth the entire agreement between Company and Consultant with respect to the subject matter hereof, all previous agreements between them with respect to the subject matter hereof being expressly superseded and replaced hereby.

Except as provided in Article IV, no modification, alteration, or extension of this Agreement shall be effective unless in writing executed by the Parties subsequent to the date of this Agreement.

ARTICLE XIV
CONTROLLING LAW

14.1           This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado except those addressing conflicts of law.

ARTICLE XV
MEDIATION/ARBITRATION

15.1           Mediation/Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement (including, without limitation, the breach thereof) shall be settled by:

(a)           Mediation.  Before resolution of the matter by arbitration, the matter will be mediated with any such mediation being held in Denver, Colorado before one mediator experienced in executive compensation. The mediation shall be administered by JAMS pursuant to the rules and procedures of JAMS.

(b)           Arbitration.  If mediation is unsuccessful, the matter shall be settled by final, binding and non-appealable arbitration in Denver, Colorado by a single arbitrator in accordance with the rules of JAMS then in effect for employment related disputes.  The arbitrator shall, to the extent possible, be experienced in the resolution of disputes of the type arising hereunder and shall be selected by mutual agreement of the parties.  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.

(c)           Unless otherwise directed by the arbitrator, each party shall be responsible for its own expenses relating to the conduct of the mediation and/or arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of JAMS equally.

ARTICLE XVI
SUCCESSORS AND ASSIGNS

16.1           This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Company and Consultant.

IN WITNESS of this Agreement the Parties have set forth their signatures below.

COMPANY:	CONSULTANT:

Evergreen Energy Inc.	Crosby Special Situations Fund

By: /s/ Thomas H. Stoner, Jr.	By: /s/ Shahzad Ashfaq

Name: Thomas H. Stoner, Jr.	Name: Shahzad Ashfaq

Title: CEO	Title: Director

This Addendum is executed by authorized representatives of the Parties this 2nd day of January 2011, but effective as of December 31, 2010

Crosby Special Situations Fund	Evergreen Energy Inc.

By: /s/ Shahzad Ashfaq	By: /s/ Thomas H. Stoner, Jr.
Name: Shahzad Ashfaq	Name: Thomas H. Stoner, Jr.
Title: Director	Title: CEO